Exhibit 4.3

AWARD AGREEMENT

THIS AWARD AGREEMENT (the “Agreement”) is made and entered into by and between DIALYSIS CORPORATION OF AMERICA, a Florida corporation (the “Company”), and _______________, an individual (the “Grantee”), on this _____ day of _______, 20___, pursuant to the Dialysis Corporation of America 2009 Omnibus Incentive Plan (the “Plan”).  The terms of the Plan are incorporated by reference and shall be considered to be a part of this Agreement.  Capitalized terms not defined in this Agreement have the meanings given in the Plan.

WHEREAS, the Compensation Committee (the “Committee”) has awarded the Grantee shares of the Company’s common stock, $.01 par value (the “Stock”), and the Grantee desires to be a holder of the Stock, subject to the terms and conditions of this Agreement; and

WHEREAS, one of the terms of the Stock award provides vesting _____ year(s) from the grant date as more particularly set forth in Section 1 below; and

WHEREAS, the Committee determined not to issue the Stock until the Vesting Date (as defined in Section 3 hereof), but rather to issue Restricted Stock Units, which is a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee (the “Units”).

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             Summary of the Award.

●	Award date:	___________________

●	Number of Units:	___________________

●	Vesting schedule:	___ year(s) (see Section 3 below)

●	Performance criteria:	Serve full term, subject to Section 3 below

2.             Grant of Stock.  Subject to the restrictions, forfeiture provisions and other terms and conditions set forth herein (i) the Company grants to the Grantee ________ Units (sometimes referred to as the “Award”), and (ii) the Grantee shall not have and may not exercise any rights or privileges of ownership of the Stock, including without limitation, voting rights, Transfer (as defined in Section 4 hereof), directly or indirectly (such as writing options on the Stock), or the right to receive any dividends in respect thereof, except as provided below, until the Stock, or any portion thereof, has vested in accordance with the vesting schedule as set forth in Section 3 of this Agreement.  The Grantee shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Unit held equal to the per share dividend paid on the Stock.  The Company may require the Grantee to reimburse the Company for, or the Company may withhold from any amounts it may owe the Grantee, all amounts required by applicable federal, state and local laws with respect to the vesting and issuance of the Stock.  This Agreement and the grant of the Stock and the Units are subject to the terms and conditions of the Plan.

3.             Vesting.  The Award shall vest at the close of business on _________, 20___ (the “Vesting Date”), provided that no Award shall vest except that the Grantee is then affiliated with the Company on the Vesting Date.  Thereafter, the Company will transfer the Stock to the Grantee upon satisfaction of (i) the Vesting Date, (ii) all performance criteria, if any, and (iii) any tax withholding obligations.  Neither the Grantee nor the Grantee’s beneficiary or estate shall have any further rights with respect to the Units once the Stock represented by the Unit has been delivered.

3.1          Acceleration of vesting and the Vesting Date will occur upon:

(i)             a Change in Control as provided in Section 14.2 of the Plan;
(ii)            death of the Grantee; or
(iii)           Disability (as defined in Section 2.14 of the Plan) of the Grantee.

3.2          Unless otherwise determined by the Committee, termination of affiliation with the Company, whether voluntary or involuntary, for any reason (other than for events of acceleration as provided in Section 3.1 above) will result in the automatic termination of the unvested portion of the Award, which unvested portion of the Award will be automatically and immediately forfeited to the Company without further notice to the Grantee.  A transfer of affiliation between or among the Company and its subsidiaries shall not be considered a termination of affiliation.  Upon forfeiture, the Grantee shall have no further rights with respect to such Award, including but not limited to any rights to receive cash dividends with respect to the Stock or Units.

4.             Restriction on Transfer.  The Grantee shall not have any right in or with respect to any of the Stock issuable under the Units, except for any cash dividends as provided in Section 2 of this Agreement, until that portion of the Stock has vested in accordance with Section 3 of this Agreement.  Prior to the Vesting Date neither the Units nor the Stock may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered (collectively “Transferred” or in the present tense, “Transfer”) except as provided in Section 15.9 of the Plan  which includes transfer by will or the laws of descent and distribution.  Absent registration of the Stock under the applicable securities laws, the Grantee may not Transfer the Stock except pursuant to an applicable exemption from such registration requirements.  Such exemptions are very limited.  The Grantee agrees that any Transfer by him of the Stock shall comply in all respects with the requirements of all applicable securities laws, rules and regulations, including, without limitation, the provisions of the Securities Act of 1933, as amended (the “1933 Act”), the Exchange Act, and the respective rules and regulations promulgated thereunder and any other law, rule or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time.  The Company shall not be obligated to either issue the Stock or permit the Transfer of any Stock if such issuance or Transfer would violate any such requirements.  The Grantee acknowledges that he is an Affiliate (as that term is defined in the Plan) and may only publicly Transfer the Stock on or after the Vesting Date pursuant to an effective registration statement under the 1933 Act, or an exemption from the registration requirements of the 1933 Act and the rules thereunder satisfactory to the Company.

5.             Distributions and Adjustments.  If all or any portion of the Stock vests in the Grantee subsequent to any change in the number or character of Stock through a stock split, reverse stock split, exchange or combination of shares, or similar recapitalization, reclassification, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effective without receipt of consideration by the Company, such that an adjustment is determined by the Company to be appropriate, the Grantee shall then receive upon any Vesting Date the number and type of securities or other consideration which the Grantee would have received if the Stock had vested prior to the event changing the number or character of outstanding Stock.  Any such additional shares of Stock or any other securities of the Company distributed with respect to the Stock shall be subject to the same restrictions, terms and conditions as the Stock.  Except as otherwise provided in Section 2 of this Agreement relating to cash dividends to which the Units would be entitled, the Grantee shall not be entitled to any dividends payable with respect to the Stock which vests subsequent to the Board’s declaration of any such dividend.

6.             Tax Requirements.

6.1           The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan and this Agreement.

6.2           With respect to tax withholding required upon any taxable event arising as a result of this Agreement, the Grantee may elect, subject to the approval of the Board or the Committee in its discretion, to satisfy the withholding requirement, in whole or in part, by either (i) having the Company withhold Stock or (ii) delivering shares of Stock already owned by the Grantee.  The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value on the date the tax is to be determined equal to the statutory total tax which could be imposed on the transaction.  All such elections shall be made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Board or the Committee in its discretion deems appropriate.  Any fraction of a share of Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash by the Grantee.  A Grantee who has made an election pursuant to this Section 6.2 may satisfy his tax withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

7.             Limitation on Rights; No Right to Future Grants; Extraordinary Item.  By entering into this Agreement and accepting the Award, the Grantee acknowledges that: (a) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (b) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares of Stock subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (c) the future value of the Stock subject to the Award is unknown and cannot be predicted with certainty; (d) neither the Plan, the Award, nor the issuance of the Stock confers upon the Grantee any right to continue in any relationship with the Company, nor do they limit in any respect the right of the Board to lawfully terminate the Grantee’s relationship with the Company at any time; and (e) in the event that the Grantee is not an employee of the Company, the grant of the Award will not be interpreted to form an employment relationship with the Company.

8.             Miscellaneous.

8.1           Any purported Transfer of the Units or Stock in breach of any provision of this Agreement shall be void and ineffectual, and shall not operate to Transfer any interest or title in the purported transferee.

8.2           Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the party at the address indicated beneath its (his) signature on the execution page of this Agreement, or at such other address as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

8.3          This Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Grantee.  Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Grantee.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same.  No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or the breach of any other term or condition.

8.4           This Agreement shall be governed by the laws of the State of Florida.  The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

8.5           This Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and the Grantee, and the Grantee’s permitted assigns, and upon death, estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, legal and personal representatives.

8.6           This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof, and constitute the sole and only agreements between the parties with respect to the said subject matter.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan, and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

9.             Counterparts.  This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

10.           Grantee’s Acknowledgements.  The Grantee acknowledges receipt of a copy of the Plan, and represents that he is familiar with the terms and provisions thereof, and accepts this Agreement subject to all the terms and provisions of the Plan and this Agreement.  The Grantee hereby agrees to accept as binding, conclusive and final, all decisions or interpretations of the Board or the Committee, as appropriate, upon any questions arising under the Plan or this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

COMPANY:

DIALYSIS CORPORATION OF AMERICA

By:
Name: STEPHEN W. EVERETT
Title: President and CEO
Address:	1302 Concourse Drive, Suite 204
Linthicum, MD 21090
Telecopier:	(410) 694-0596

GRANTEE:

By:
Name:
Title: Director
Address:

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